DELICIOUS BRANDS, INC.

                     CERTIFICATE OF DESIGNATION, PREFERENCES
                     AND OTHER RIGHTS AND QUALIFICATIONS OF
                            SERIES D PREFERRED STOCK

         DELICIOUS BRANDS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"),

         DOES HEREBY CERTIFY:

         FIRST: That, pursuant to authority conferred upon the Board of Directors of the Corporation (the "Board") by the Certificate of Incorporation of the Corporation, and pursuant to the provisions of Sections 151 and 241 of the Delaware General Corporation Law, there is hereby created, out of 1,000,000 shares of Preferred Stock of the Corporation, authorized in Article FOURTH of the Certificate of Incorporation (the Preferred Stock"), a series of the Preferred Stock consisting of 100,000 shares, par value $.01 per share, to be designated "Series D Convertible Preferred Stock," and to that end the Board adopted a resolution providing for the designation, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions, of the Series D Convertible Preferred Stock, which resolution is as follows:

                  RESOLVED, that the Certificate of Designation, Preferences and Other Rights and Qualifications of the Series D Preferred Stock ("Certificate of Designation") be and is hereby authorized and approved, which Certificate of Designation shall be filed with the Delaware Secretary of State in the form as follows:

                  1. Designation and Amount. One Hundred Thousand (100,000) shares of the Preferred Stock of the Corporation, par value $.01 per share, shall constitute a class of Preferred Stock designated as "Series D Convertible Preferred Stock" (the "Series D Preferred Stock").

                  2.  Dividends.

                  (a) The holders of shares of Series D Preferred Stock shall be entitled to receive dividends with respect thereto ("Preferred Dividends") if, as and when declared by the Board of Directors of the Corporation (the "Board") out of assets of the Corporation legally available for payment thereof at the rate per share of twelve percent (12%) per annum of the aggregate Stated Value (the "Aggregate Stated Value") of the Series D Preferred Stock. The "Stated Value" of each share of Series D Preferred Stock shall be $20.00. Such Preferred Dividends shall accrue semi-annually at the rate of Six Percent (6%) per six-month period of the Aggregate Stated Value from the date of issuance or the last Dividend Record Date (as hereinafter defined) and be payable to holders of record of Series D Preferred Stock on each Dividend Record Date (each May 15 and November 15 being hereinafter called a "Dividend Record Date" and each of the six-month periods, or portions thereof, ending on the last day of the preceding month, respectively, being hereinafter called a "Dividend Period") and shall be paid in cash on each May 31 and November 30 only if, when and as declared by the Board of Directors of the Corporation, out of funds legally available for that purpose, unless sooner declared by the Board of Directors. Preferred Dividends on shares of Series D Preferred Stock shall be cumulative (whether or not there shall be net profits or net assets of the Corporation legally available for the payment of such dividends), so that if at any time the Preferred Dividends upon the Series D Preferred Stock to the end of the last completed Dividend Period shall not have been paid or declared and a sum sufficient for the payment thereof set apart, the amount of the deficiency in such Preferred Dividends shall be fully paid (but without interest), or Preferred Dividends in such amounts shall have been declared on the shares of the Series D Preferred Stock and a sum sufficient for the payment thereof shall have been set apart for such payment, before any dividend shall be declared or paid or any other distribution ordered or made upon any class of stock ranking as to dividends or upon liquidation junior to the Series D Preferred Stock (other than a dividend payable in such junior stock) and before any sum or sums shall be set aside for or applied to the purchase or redemption of any shares of any class of stock ranking as to dividends or upon liquidation junior to the Series D Preferred Stock (with respect to rights to dividends and on liquidation, the Series D Preferred Stock shall rank prior to the Common Stock (as hereinafter defined)), the Preferred Dividends must be paid. All Preferred Dividends declared upon the Series D Preferred Stock shall be declared pro rata per share. Holders of shares of Series D Preferred Stock shall not be entitled to any Preferred Dividends, whether payable in cash, property or stock, in excess of the Preferred Dividends at the rate set forth above. All payments due under this Section 2 to any holder of shares of Series D Preferred Stock shall be made to the nearest cent.

                  (b) If at any time a dividend or distribution of assets is declared and paid on the Corporation's Series C Convertible Preferred Stock, par value $.01 per share (the "Series C Preferred Stock") the Corporation shall, at the same time, declare and pay to each holder of Series D Preferred Stock a dividend with respect thereto equal to the dividend set forth in subsection (a) above.


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

                  3.       Rights on Liquidation

                  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a "Liquidation"), the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, shall be distributed as follows:

                           (i) The holders of Series D Preferred  Stock shall be
                  entitled to receive, prior and in preference to any distribution to the holders of the Corporation's common stock, par value $.01 per share (the "Common Stock"), or any other series or class of Preferred Stock, other than the Corporation's Series C Convertible Preferred Stock (the "Series C Preferred Stock") which shall rank pari passu with the Series D Preferred Stock or Series A Convertible Preferred Stock (the "Series A Preferred Stock"), whether now existing or hereafter created, and after the payment in full of any liquidation preference of the Series A Preferred Stock, an amount equal to (A) $30.00 per share for each share of Series D Preferred Stock then outstanding plus (B) an amount equal to the declared and unpaid Preferred Dividends on the Series D Preferred Stock to the date of Liquidation. If, upon the occurrence of a Liquidation, the assets and funds available for distribution to the holders of Series D Preferred Stock are insufficient to permit the payment to such holders in full the preferential amount referred to above, then the assets and funds of the Corporation available for distribution to holders of the Series D Preferred Stock shall be distributed ratably among such holders in proportion to the preferential amount each such holder is otherwise entitled to receive.

                           (ii) After  distribution  of the amounts set forth in
                  Section   3(a)(i)   hereof,   the  remaining   assets  of  the
                  Corporation available for distribution, if any, to the stockholders of the Corporation shall be distributed to the holders of issued and outstanding shares of the Corporation's Series B Convertible Stock (the "Series B Preferred Stock") and the Common Stock in accordance with the provisions of the Certificate of Designation for the Series B Preferred Stock and the Corporation's Certificate of Incorporation.

                  4.       Voting Rights.

                  (a) So long as any shares of Series D Preferred Stock remain outstanding, the holders of shares of Series D Preferred Stock shall be entitled to such number of votes in respect of such shares of Series D Preferred Stock as shall equal the largest whole number of shares of Common Stock into which such shares of Series D Preferred Stock are then convertible pursuant to Section 5 hereof. Except as otherwise required by law or as provided in Section 4(b), the holders of Series D Preferred Stock shall be entitled to vote on all matters on which holders of Common Stock shall be entitled to vote, voting together as one class in the same manner and with the same effect as such holders of Common Stock.

                  (b) The holders of a majority of the outstanding shares of Series D Preferred Stock shall have the right, voting separately as a class, to approve all matters adversely affecting the rights, value or ranking of the Series D Preferred Stock, including any issuance by the Corporation after the date of initial issuance of the Series D Preferred Stock (the "Series D Issuance Date") of any capital stock that is in any respect senior to or pari passu with the Series D Preferred Stock.

                  5.       Conversion of Series D Preferred Stock.

                  (a) The holders of Series D Preferred Stock shall each have the right, at such holder's option, at any time or from time to time, to convert each share of Series D Preferred Stock into such whole number of shares of Common Stock as is equal to the number of fully paid and non-assessable shares of Common Stock which results from multiplying the number of shares of Series D Preferred Stock to be converted by $20.00 and dividing the result by the Conversion Price per share for the Series D Preferred Stock in effect at the time of conversion. The initial Conversion Price per share of the Series D Preferred Stock shall be $2.00. The holder of any shares of Series D Preferred Stock exercising the aforesaid right to convert such shares into shares of Common Stock shall be entitled to receive, in cash, an amount equal to all declared and unpaid Preferred Dividends with respect to such shares of Series D Preferred Stock up to and including the respective conversion date of the Series D Preferred Stock.

                  (b) Upon the affirmative vote of the holders of at least a majority of the outstanding shares of Series D Preferred Stock directing that the Series D Preferred Stock be converted to Common Stock, each share of Series D Preferred Stock then outstanding shall automatically be converted into shares of Common Stock at the Conversion Price then in effect in accordance with this
Section 5.

                  (c) Before any holder of Series D Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to Section 5(a) hereof, and upon conversion of the Series D Preferred Stock pursuant to
Section 5(b) hereof, the holder or holders of such Series D Preferred Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series D Preferred Stock, and shall give written notice to the Corporation at its principal corporate office of the election to convert the same (in case of conversion pursuant to Section 5(a) hereof) and the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder or holders of Series D Preferred Stock, or to the nominee or nominees thereof, a certificate or certificates for the number of shares of Common Stock to which such holder or holders shall be entitled as aforesaid. Conversion under this Section 5 shall be deemed to have been made (i) with respect to conversion pursuant to Section 5(a) hereof, immediately prior to the close of business on the date of such surrender of the shares of Series D Preferred Stock to be converted, and (ii) with respect to conversion pursuant to
Section 5(b) hereof, on the date of consummation of the event giving rise to the conversion, and in either case the Person or Persons entitled to receive the shares of

Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

                  (d) The Conversion Price of the Series D Preferred Stock shall be subject to adjustment from time to time as follows:

                         (i) In the event the Corporation  should at any time or
from time to time after the Series D Issuance Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or Common Stock equivalents without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series D Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable upon conversion of each share of such Series D Preferred Stock shall be increased in proportion to such increase in the aggregate of shares of Common Stock outstanding and issuable with respect to such Common Stock equivalents.

                         (ii)  If  the   number  of   shares  of  Common   Stock
outstanding at any time after the Series D Issuance Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series D Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of each series shall be decreased in proportion to such decrease in outstanding shares.

                  (e) In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 5(d) hereof to the holders of Common Stock, then, in each such case for the purpose of this Section 5(e), the holders of the Series D Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series D Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

                  (f) If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 5), provision shall be made so that the holders of the Series D Preferred Stock shall thereafter be entitled to receive upon conversion of the Series D Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Series D Preferred Stock after the recapitalization to the end that the provisions of this Section 5 (including adjustment of the Conversion Price for the Series D Preferred Stock then in effect and the number of shares issuable upon conversion of the Series D Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

                  (g) The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series D Preferred Stock against impairment.

                  (h) If the Corporation should effect any capital reorganization or reclassification of its capital stock or merger or consolidation with any other entity or sale of all or substantially all its assets while any shares of Series D Preferred Stock are outstanding in such a manner that holders of shares of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, merger, consolidation or sale, lawful and adequate provision shall be made whereby each holder of Series D Preferred Stock shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon conversion of Series D Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore so receivable had such reorganization, reclassification, merger, consolidation or sale not taken place, and in such case appropriate provision shall be made with respect to the rights and interests of the holders of Series D Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price of the Series D Preferred Stock and of the number of shares of Common Stock issuable upon conversion thereof) shall thereafter be applicable, as nearly as may be possible, in relation to any shares of stock, securities or assets thereafter deliverable upon the conversion of such shares of Series D Preferred Stock.

                  (i) (A) No fractional shares shall be issued upon the conversion of any share or shares of the Series D Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall make a cash payment equal to the Fair Market Value (as hereinafter defined) of the Common Stock as of two business days prior to payment multiplied by such fraction. "Fair Market Value" shall mean the value of the Common Stock as determined in good faith by the Board.

                       (B) Upon the occurrence of each adjustment of the Conversion Price of Series C Preferred Stock pursuant to this Section 5, the
Corporation, at its expense, shall promptly compute such adjustment in accordance with the terms hereof and prepare and furnish to each holder of Series D Preferred Stock a statement, setting forth such adjustment and showing in detail the facts upon which such adjustment is based. The Corporation shall, upon the written request at any time of any holder of Series D Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth
(i) such adjustment, (ii) the Conversion Price for such Series D Preferred Stock at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such Series D Preferred Stock.

                  (j) In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series D Preferred Stock, at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

                  (k) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series D Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series D Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series D Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series D Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to these provisions. The Corporation shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares of capital stock of the Corporation upon conversion of any shares of Series D Preferred Stock; provided, however, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series D Preferred Stock in respect of which such shares are being issued. All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable and free from all taxes, liens or charges with respect thereto.

                  (l) Any notice required by the provisions of this Section 5 to be given to the holders of shares of Series D Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the stock books of the Corporation.

                  (m) In the event any shares of Series D Preferred Stock shall be converted pursuant to Section 5 hereof, the shares so converted shall be canceled. The Certificate of Incorporation of the Corporation may be appropriately amended from time to time to effect the corresponding reduction in the Corporation's authorized capital stock.

                  6. Holders' Right of Redemption. The Corporation shall give the holders of Series D Preferred Stock written notice (a "Disposition Notice") of any proposed Disposition Transaction (as herein defined) at least 15 days prior to the consummation thereof. If such Disposition Transaction is consummated, each holder of Series D Preferred Stock shall have the right to require the Corporation to redeem all or any part of the shares of Series D Preferred Stock then held it, if such holder has given a written notice to the Corporation not later than 15 days after the Disposition Notice is given to it, specifying the number of shares of Series D Preferred Stock it wishes to have redeemed. Such redemption shall occur on the six-month anniversary of the consummation of the Disposition Event that gave rise to this redemption option. The price at which shares of Series D Preferred Stock shall be redeemed pursuant to this Section (the "Redemption Price") shall equal (a) $30.00 per share for each share of Series D Preferred Stock being redeemed plus (b) an amount equal to the declared and unpaid Preferred Dividends on such shares of Preferred Stock to the date of consummation of the Disposition Transaction. If the funds of the Corporation legally available to effect a redemption in accordance with this Section are insufficient to pay the aggregate Redemption Price for all shares of Series D Preferred Stock to be redeemed, the Corporation shall redeem that pro-rata portion of Series D Preferred Stock in an amount equal to the proportional Redemption Price for which it has funds legally available and shall pay such proportional Redemption Price to the holders of the Series D Preferred Stock that exercised their redemption rights in accordance with this Section (the "Redeeming Holders") in proportion to the number of shares of Series D Preferred Stock to be redeemed by each Redeeming Holder with the remaining shares of the Series D Preferred Stock to remain outstanding until the Redemption Price is paid by the Corporation for such shares of Series D Preferred Stock. At any time on or after the six-month anniversary of the date on which the Disposition Transaction is consummated, each Redeeming Holder shall be entitled to receive upon delivering to the Corporation (or its successor in interest) the certificates representing the shares to be redeemed (i) the Redemption Price with respect to such shares and (ii) if the number of shares represented by the certificates delivered by such holder exceeds the number of shares to be redeemed by it, a certificate or certificates in the name of such holder representing a number of shares of Series D Preferred Stock equal to such excess. For purposes of this Certificate:(i) the term "Disposition Transaction" means (x) a merger or consolidation of the Corporation with or into another entity or entities that results in a Change of Control (as hereinafter defined) or (y) the sale by the Corporation of at least 60% of its assets and (ii) the term "Change of Control" after a transaction means that the effect of such transaction is that the then existing stockholders of the Corporation hold less than 50% of the combined voting power of the then outstanding securities of the surviving entity in such transaction ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors. Notice to holders of Series D Preferred Stock or to the Corporation shall be deemed given when delivered by hand or responsible courier or 7 days after being deposited, first class postage paid, in the United States mail, return receipt requested, properly addressed: in the case of the Corporation, at its address as it appears on the Corporation's most recent report or other communication to security holders or annual or quarterly report under the Securities Exchange Act of 1934 and, in case of a holder of Series D Preferred Stock, at such holder's address as it appears in the records of the Corporation.

                  Such resolution was signed by the Chairman and Secretary of the Corporation.


Dated as of March , 2000           DELICIOUS BRANDS, INC.



                                   By:/s/ Thomas J. Guinan
                                      ------------------------------------------
                                      Thomas J. Guinan, President



                                   By:/s/ Jeffry W. Weiner
                                      ------------------------------------------
                                      Jeffry W. Weiner, Secretary